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                                                                  Exhibit 10.15

                               STOCK PURCHASE AGREEMENT


    THIS AGREEMENT (this "Agreement") is made and entered into this 31st day of December, 1996, by and between ERI Investments, Inc., a Delaware corporation (hereinafter referred to as "Purchaser"), and Costilla Energy, Inc., a Delaware corporation (hereinafter referred to as "Seller").

                                 W I T N E S S E T H:

    WHEREAS, Seller is the owner of 1,000 shares of Common Stock, par value $0.01 per share (the "Shares"), of Costilla Pipeline Corporation, a Texas corporation (hereinafter referred to as "Company"), constituting all of the issued and outstanding shares of capital stock of Company;

    WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the natural gas pipeline business currently conducted by Company in the Commonwealth of Pennsylvania consisting of the assets described in Exhibit A attached hereto (the "Assets") and certain liabilities related to the assets as agreed to herein (all of such Assets together with such liabilities being referred to herein as the "Business"); and

    WHEREAS, on the Closing Date, as hereinafter defined, Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Shares, for the Purchase Price and upon the terms and conditions hereinafter set forth.

    NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

                                      ARTICLE I
                             SALE AND PURCHASE OF SHARES

         1.1. SALE OF SHARES. On the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, assign and transfer to Purchaser, and Purchaser hereby agrees to purchase from Seller, on the Closing Date, the Shares.

         1.2 PURCHASE PRICE AND PAYMENT. On the Closing Date, Purchaser shall purchase the Shares for an aggregate of Three Million Three Hundred Thousand Dollars ($3,300,000), subject to adjustment pursuant to Section 1.3 and Section
1.4 hereof (the "Purchase Price"). The Purchase Price shall be paid on the Closing Date by wire transfer in immediately available federal funds into an account designated by Seller. Seller shall designate said account at least three (3) days prior to the Closing Date.

         1.3 ADJUSTMENTS TO PURCHASE PRICE: The Purchase Price shall be adjusted as follows:

         a. The Purchase Price shall be adjusted upward by the following ("Sellers' Credits"):

              (1) The amount of all payments made by Seller in the ordinary course of business for direct and actual (i) operating expenses, (including, without limitation, employee expenses directly charged to the Company pursuant to any applicable third party agreement and overhead charges under third party agreements, but not including corporate overhead costs or employee expenses indirectly charged to the Company or any internal general and administrative charge(s)) and (ii) capital or maintenance expenditures under any outstanding authority for expenditures or otherwise reasonably incurred (including, without limitation, (x) royalties, rentals and other charges, and (y) ad valorem, property, sales or use, and any other taxes (excluding income or profits taxes) based upon or measured by the ownership of Assets or the receipt of proceeds therefrom) attributable to the operation of the Company from and after the Effective Time in accordance with generally accepted accounting principles; and

              (2) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Purchaser.

         b. The Purchase Price shall be adjusted downward by the following ("Purchaser's Credits"):

              (1) the amount of Revenues received by or credited to Seller from or otherwise attributable to the Company after the Effective Time. For purposes of this Section, "Revenues" shall mean the actual proceeds of sale of natural gas transportation services sold during the period after the Effective Time, as hereinafter defined, which are attributable to the Company and received by or credited to Seller (or remitted by Company to Seller), and any other monies or credits received or collected by Seller (or remitted by Company to Seller) attributable to the ownership or operation of the Assets from and after the Effective Time.

              (2) the amount of all unpaid ad valorem, property, and similar taxes and assessments (but not including income, franchise, or similar taxes) based upon or measured by the ownership of property or the receipt of proceeds therefrom and unpaid royalties and rentals, which are payable or which accrue to the Company prior to the Effective Time, which amount shall, where possible, be computed based upon the tax rate and values applicable to the tax period in question; and

              (3) the amount of any refunds paid by Purchaser to transportation customers of Company for transportation service provided by Company prior to the Effective Time which refunds are required to be paid by the Federal Energy Regulatory Commission ("FERC") in Docket No. PR95-9.

              (4) any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Purchaser.

         1.4 CLOSING AND POST CLOSING ACCOUNTING. Prior to the Closing Date, Seller shall furnish Purchaser with an estimated accounting with all relevant supporting information (the "Preliminary Settlement Statement") showing the estimated amount of any Seller's Credits and the estimated amount of any Purchaser's Credits, subject to being finally adjusted within one hundred eighty
(180) days after the Closing Date as hereinafter provided. An estimated credit due Seller shall increase the Purchase Price paid at Closing by that amount and an estimated credit due Purchaser shall reduce the Purchase Price paid at Closing by that amount. Within one hundred twenty (120) days after the Closing Date, Seller shall provide to Purchaser, for Purchaser's concurrence, an accounting with all relevant supporting information (the "Final Settlement Statement") of the actual amounts of Seller's and Purchaser's Credits for the adjustments set out in Section 1.3. Purchaser shall have the right for sixty
(60) days after receipt of the Final Settlement Statement to audit and reach agreement with Seller on such adjustments. The date upon which such agreement is reached shall be herein called the Final Settlement Date. Within ten (10) business days after the Final Settlement Date, those credits agreed upon by Purchaser and Seller shall be netted and the final settlement shall be paid in cash by the party owing same, via wire transfer as directed in writing by the receiving party or, if less than $5,000 by corporate check.

                                      ARTICLE II
                           THE CLOSING; THE EFFECTIVE TIME

         2.1  CLOSING DATE: CLOSING.

              a. The closing hereunder (herein called the "Closing") shall take place via telecopier and mail on December 31, 1996. The date of the Closing is referred to in this Agreement as the "Closing Date".

              b. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

         2.2 EFFECTIVE TIME. The effective time of the purchase and sale contemplated herein shall be 11:59 p.m. on December 31, 1996 (the "Effective Time").


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                                  ARTICLE III
                           DELIVERIES AT THE CLOSING

         3.1 DELIVERIES BY SELLER. At the Closing, Seller shall deliver, or shall cause to be delivered, to Purchaser the following:

              a. A certificate representing the Shares, which certificate shall be duly endorsed in blank or, in lieu thereof, shall have affixed thereto stock powers executed in blank, and in proper form for transfer. In addition, there shall be affixed to such certificates all requisite stock transfer tax stamps, if any, or, in lieu thereof, a check from Seller to the order of Purchaser to defray the cost of all such stock transfer taxes, if any.

              b. The certified resolutions of the Board of Directors of Seller referred to in Section 8.1(a) hereof.

              c.   The consents or waivers of third parties referred to in
Section 4.7 hereof

              d. The resignations of the Directors and officers of the Company referred to in Section 8.1(d).

              e. The consent of Seller to the utilization by Purchaser of the name "Three Rivers Pipeline" in the form required by the Secretary of State of the Commonwealth of Pennsylvania.

         3.2 DELIVERIES BY PURCHASER. At the Closing, Purchaser shall deliver to Seller the following:

              a. A wire transfer of funds, in the aggregate amount of the Purchase Price, as provided in Section 1.2 hereof.

              b. The certified resolutions of the Board of Directors of Purchaser referred to in Section 8.2(a) hereof.

              c. A certificate of insurance showing that Purchaser has coverages in place for the Company and the Assets as of the Effective Time in such types and amounts as are sufficient to ensure fully against the risks to which the Company is normally exposed in the conduct of its operations.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants to Purchaser as follows:

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         4.1  ORGANIZATION AND GOOD STANDING.  Each of Seller and Company is a
corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted. Company is duly qualified as a foreign corporation and is in good standing under the laws of the Commonwealth of Pennsylvania. The copies of Company's Certificate of Incorporation and By-Laws that have been previously delivered to Purchaser are accurate and complete.

         4.2. CAPITALIZATION. The authorized capital stock of Company consists of 100,000 shares of Common Stock, par value $0.01 per share, of which 1,000 are validly issued and outstanding as of the date hereof. All of such issued and outstanding shares are fully paid and non-assessable. No shares of Common Stock are held by Company as treasury stock. There is no existing subscription, option, warrant, call, commitment or other right or agreement binding on Seller or Company requiring, and there are no convertible securities of Company outstanding which upon conversion would require, the issuance of any additional shares of Common Stock of Company, other securities convertible into shares of Common Stock or other equity securities of Company.

         4.3 SUBSIDIARIES. Company does not own or control any voting shares of any corporation. Company has no direct or indirect investment or interest in or control over any other corporation, partnership, joint venture or other business entity.

         4.4 OWNERSHIP OF SHARES. Seller is the record and beneficial owner of the Shares, free and clear of any ownership claims by third parties and any security interests lines, charges, encumbrances pledges or rights of others. Seller has the corporate power and authority to enter into this Agreement, and, the full legal right to sell, assign, transfer, and deliver to Purchaser good and valid title to the Shares, free and clear of any and all security interests, liens, pledges, encumbrances, charges, voting trusts, and other agreements or claims of any kind whatsoever.

         4.5 AUTHORIZATION OF AGREEMENT. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         4.6 NO CONFLICTS. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with or without the giving of notice or the passage of time or both) (a) conflict with or require the consent of any person or entity under the Certificate of Incorporation, By-Laws or other governing documents of Seller, Company or any of Seller's Subsidiaries, as the case may be, (b) violate any provision of any law, rule or regulation applicable to Seller, Company, or the Assets, as the case may be, (c) violate any order, judgment or decree applicable to Seller or Company, as the case may be, (d) result in the creation of any security interest, lien, charge or encumbrance upon the assets or properties of Seller or Company as the case may be or (e) give rise to any preferential purchase rights.

         4.7  CONSENTS.   No consent, approval or authorization of or
designation, declaration or filing with, any governmental authority or other third party is required on the part of Seller in connection with Seller's execution, delivery and performance of this Agreement, except for those consents, approvals or authorizations that are listed in Schedule 4.7 hereto.

         4.8 REAL PROPERTY INTEREST. Except as noted in Schedule 4.8, Company possesses all easements, rights of way, licenses, permits, surface leases, fee estates and other real property interests necessary to comprise a valid, enforceable, continuous right-of-way for the Assets described in Exhibit A.

         4.9 FINANCIAL STATEMENTS. Seller has delivered to Purchaser the unaudited balance sheet of Company and supporting schedules, as of October 31, 1996 (the "Balance Sheet Date") (such Balance Sheet (and supporting schedules) as of the Balance Sheet Date is herein referred to as the "Pro Forma Balance Sheet") and the related unaudited Statement of Operations and General Ledger. Each of the foregoing statements is in accordance with the books and records of Company as of the date and for the periods indicated, adjusted for actual cash receipts and payables as of the date and for the periods indicated, and present fairly the financial position and results of operations of Company as of the date and for the periods indicated.

         4.10 NO UNDISCLOSED LIABILITIES.  As of the Balance Sheet Date,
Company does not have any indebtedness or liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due) required to be shown on a balance sheet prepared in accordance with GAAP (or the notes thereto) which is not shown on the Pro Forma Balance Sheet, or expressly disclosed herein or in a schedule hereto (whether or not such balance sheets are accompanied by notes). Company has not incurred since the Balance Sheet Date (i) any funded indebtedness whatsoever or (ii) any indebtedness or liability which is outstanding on the date hereof and is required to be shown on a balance sheet in accordance with GAAP, other than those relating to operating or capital expenses incurred in the ordinary course of business and expressly disclosed herein or in a Schedule hereto.

         4.11 NO MATERIAL ADVERSE CHANGE. With respect to Company since the Balance Sheet Date there has been no material adverse change in the Business, Assets, liabilities, or financial condition or results of operations.

         4.12 TAXES. All federal, state, local and foreign taxes, including, without limitation, income, remittance, property, sales, use, franchise, withholding, capital stock. excise, value added, employees' income withholding, social security, and unemployment taxes, and all federal, state, or local levies, royalties, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including with respect to all of the foregoing, any interest and penalties thereon (all of the foregoing, including interest and penalties, being referred to collectively as "Taxes"), for which Company may be liable have in all respects been paid when due and payable or, with respect to Taxes for which Company may be liable after the Balance Sheet Date, have in all material respects been adequately accrued. There is no action, suit, proceeding, audit, investigation or claim pending or threatened, and to the best knowledge of Seller, no issue relating to Taxes has been raised in writing by the Internal Revenue Service or any other taxing authority in any examination, in respect of any Taxes for which Company may be liable which would have a material adverse effect on the Business, Assets or financial condition of the Company Assets. Neither Seller nor Company (or, in the case of a Combined Return, any corporation included in such Combined Return) has executed (or been requested to execute) or filed with the Internal Revenue Service, or any other taxing authority; (x) any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes, or (y) any power of attorney with respect to Taxes.

         4.13 MATERIAL CONTRACTS. Except as listed in Schedule 4.13, Company is not by name, or by succession in interest bound by, or, to the best knowledge of Seller otherwise bound by or subject to any (i) contract for the transportation or sale of natural gas; (ii) contract for the employment of any officer or employee or any consulting agreement; (iii) agreement for the sale or lease of any of the Assets; (iv) contract or commitment for capital expenditures pertaining to the Assets; (v) lease of machinery or other equipment related to the assets; (vi) loan agreement, promissory note issued by it, guarantee, subordination or similar type of agreement; or (vii) agreement, contract or commitment relating to the acquisition of the assets, liabilities or any interest in any business enterprise. A complete and correct copy of each agreement listed in Schedule 4.13 has been made available to Purchaser. To the best knowledge of Seller, all contracts listed on Schedule 4.13 have been duly authorized, executed and delivered by Company and are in full force and effect and constitute legal binding and enforceable obligations of the Company.

         4.14 LITIGATION.

         a. There is no lawsuit, proceeding, claim, or investigation pending or, to the best knowledge of Seller, threatened which might question the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby. There is no outstanding order, injunction, order of any court or governmental agency against or naming Company materially affecting the conduct of its Businesses or Assets. Neither Seller nor Company has received notice of any pending or threatened (in writing) condemnation, taking or similar proceeding affecting any material properties owned or used by Company in the Business.

              b. There is no lawsuit, proceeding, claim, or investigation pending, or, to the best knowledge of Seller, threatened against Seller, its Subsidiaries or its assets which would, if determined adversely to Seller, its subsidiaries or assets, result in the impairment or loss of any material part of Sellers assets (i) materially hinder or impede the operation of all or any portion of Seller's business, or (ii) adversely affect Seller's ability to perform its obligations under this Agreement; or (iv) materially restrain, prohibit or impose damages on Purchaser or Company with respect to the transactions contemplated herein.

         4.15  TITLE TO PROPERTIES: ABSENCE OF ENCUMBRANCES.  Except as shown in
Schedule 4.15, Company has good and defensible title to all properties (real and personal) and assets reflected on the Pro Forma Balance Sheet or that comprise the Assets, free and clear of any and all liens, mortgages, pledges, security interests, restrictions, prior assignments, claims and encumbrances of any kind whatsoever, except for imperfections of title, if any, as are not material in character or amount or do not materially detract from the value or interfere with the use of the Assets for the purposes for which they are presently used or otherwise materially impair business operations.

         4.16  MINUTE BOOKS.   The minute books of Company, as previously made
available to Purchaser, contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors of Company. The stock certificate books and stock transfer ledgers of Company are true and complete. All stock transfer taxes levied or payable with respect to all transfers of shares of Company prior to the Closing Date have been paid and appropriate transfer tax stamps affixed.

         4.17 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. There are no employees of Company. Company has no employee benefit plans or benefit arrangements in effect which cover or provide benefits to employees of Company or Seller ("Plans"). Company has no existing or future obligation or liability with respect to any officer or employee of Company or Seller.

         4.18 PERMITS AND COMPLIANCE WITH LAWS. Where Company is or was required to file for and obtain issuance of in Company's name any necessary governmental certificates, consents, permits or authorizations, noncompliance with which or the failure to file for and obtain issuance of which would have a materially adverse effect upon the business, Company has satisfied such requirements. The books, records and accounts of Company accurately and fairly reflect its transactions in all material respects, and Company has not directly or indirectly made domestic or foreign payments of an illegal or questionable nature which would have required disclosure to its

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stockholders, the public or to the Securities and Exchange Commission were it subject to the reporting and filing requirements of the federal securities laws.

         4.19 COMPLIANCE WITH ENVIRONMENTAL LAWS.

              a. Company (i) by name is not subject to any consent decree, compliance order or administrative order issued pursuant to, or is the subject of any pending investigation under, applicable Environmental Laws, (ii) has not itself actually received written notice under the citizen suit provision of any applicable Environmental Law, and (iii) has not itself actually received any written request nor written notice of any request for information, notice of violation, demand letter, administrative inquiry, complaint or claim from any person, including any governmental authority, involving any alleged violation of Environmental Laws, or the release or threatened release of any Polluting Substances (hereinafter defined).

              b. To the best knowledge of Seller, the ownership, operation and use of the Assets do not violate and have not violated any Environmental Laws.

              c. Without limitation of (b) above, to the best knowledge of Seller, neither the Assets nor Company are in violation of or subject to any existing, pending or threatened (in writing) investigation or inquiry by any Governmental Authority or to any removal or remedial obligations under any Environmental Laws.

              d. As used herein "Environmental Laws" shall mean all local, state and federal laws, rules and regulations relating to pollution or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, with respect to the Assets, the Comprehensive Environmental Response, Compensation and Liability Act of 1976, as amended, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Pipeline Safety Act, the Endangered Species Act, the National Historic Preservation Act, the Environmental Protection and Enhancement Act, and all other laws relating to (i) emissions, discharges or releases of pollutants, contaminants, chemicals, polychlorinated biphenyls ("PCBs", industrial solid wastes, or toxic or hazardous substances or wastes (collectively, "Polluting Substances") or (ii) the manufacture, processing, distribution, use, treatment, handling, storage, disposal or transportation of Polluting Substances. "Governmental Authority" shall mean any federal, state, local, or other governmental or administrative authority or agency.

         4.20 GAS IMBALANCES. There are no material gas imbalances as between Company and any third party with respect to the Assets.

         4.21 INSURANCE AND SURETY BONDS. Schedule 4.21 lists all liability insurance policies of Seller and/or Company, all property and casualty insurance policies all of which are, to the best knowledge of Seller, now in full force and effect. There are no notices of any pending or, to the best knowledge of Seller, threatened terminations with respect to any of such insurance policies or surety bonds and to the best knowledge of Seller, Seller and Company are in compliance with all material conditions contained in such policies and surety bonds other than the maturity dates set forth in such policies and surety bonds.

         4.22 ACCURACY. Company has made available to Purchaser all of its files, documents of title and other records regarding the Assets. To the best knowledge of Seller, all such files, document of title, and other records delivered and made available to Purchaser by Seller are true and accurate all material respects and no documents or information were intentionally omitted therefrom that are necessary to make same not misleading in any material respect. Neither Seller nor Company has intentionally withheld any material fact necessary to be disclosed in order to prevent the statements, representations or warranties contained herein from being misleading.

         4.23 CONSULTANT AND VENDOR CONTRACTS. Schedule 4.23 lists all contracts entered into by Company with consultants and service vendors. All of such contracts will be terminated at Closing without liability to Company or Purchaser.

         4.24 PERSONAL PROPERTY. To the best knowledge of Seller, the machinery and equipment included in the personal property have been maintained in accordance with customary oil and gas industry standards and practices, and such machinery and equipment in all material respects is in working order.

         4.25 SELLER AND COMPANY FILINGS. All filings made by Seller with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Seller Filings") comply as to form and otherwise in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. None of the information contained therein is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Seller, no filings have been made or are required to be made by the Company with the Securities and Exchange Commission.

         4.26 FERC. To the extent required by law, Company and Seller are in compliance with the Natural Gas Act, Natural Gas Policy Act, and the Regulations contained in 18 CFR Sections 1 ET SEQ. The operations of Company are in material compliance with the Statement of Conditions to Gas Transportation on file with and approved by FERC. With the exception of the proceeding at FERC in Docket No. PR95-9, Seller is not aware of any proceeding, Docket, or issue at the FERC, the resolution of which will materially effect the transaction contemplated by this Agreement.


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

                                   ARTICLE V
               REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGMENTS OF
                                   PURCHASER

    Purchaser hereby represents and warrants to Seller as follows:

         5.1. ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to own its properties and carry on its business as it is now being conducted.

         5.2. AUTHORIZATION OF AGREEMENT. Purchaser has the corporate power and authority to enter into this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate action of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws now or hereafter in effect affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         5.3. NO CONFLICTS. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (with the giving of notice or the passage of time or both) (a) conflict with the Certificate of Incorporation, by-laws or other governing documents of Purchaser, (b) violate any provision of any law, rule or regulation applicable to Purchaser, (c) violate any order, judgment or decree applicable to Purchaser, or (d) conflict with, or result in a breach or default under, any agreement or other instrument to which Purchaser is a party or by which it may be bound.

         5.4 CONSENTS. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other third party is required on the part of Purchaser in connection with Purchaser's execution, delivery and performance of this Agreement.

         5.5 NO LAWSUITS. There is not lawsuit, proceeding or investigation pending or, to the best knowledge of Purchaser, threatened against Purchaser which might question the validity or propriety of this Agreement or the consummation of any of the transactions contemplated hereby.

         5.6 INVESTMENT REPRESENTATION. Purchaser possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment hereunder. Purchase is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution thereof.

         5.7 FINANCING. Purchaser has sufficient funds available to pay the Purchase Price.

         5.8  ACKNOWLEDGMENTS.

              a. Except as and to the extent set forth in this Agreement, Purchaser acknowledges and agrees that Seller makes no representations or warranties whatsoever, and that Seller disclaims all liability and responsibility for any representation, warranty, statement, or information made or communicated (orally or in writing) to Purchaser or to any officer, employee, agent, or representative of Purchaser (including, but not limited to, any opinion, information, or advice which may have been provided to Purchaser by any officer, employee, agent, consultant or representative of Seller, Company or any of its Subsidiaries).

              b. In determining to acquire the Shares, Purchaser has made its own investigation, analysis, and evaluation of the Assets and Business of Company including, without limitation limited visual on-site, inspection of the surface of the Assets, and based thereon and on the representations, warranties, covenants and agreements made by Seller in this Agreement, Purchaser has formed an independent judgment concerning Company's Business, Assets, liabilities, financial condition, results of operations, and prospects and the inherent risks associated therewith.

              c. Except for the representations, warranties, covenants and indemnities made in this Agreement or in any document delivered pursuant to this Agreement by Seller, the Assets are accepted by Purchaser "AS IS" and "WHERE IS".

                                   ARTICLE VI
                              COVENANTS OF SELLER

         6.1  TRANSFER OF DOCUMENTS: OPPORTUNITY TO ASK QUESTIONS.   Seller
shall transfer all of Company's, and to the extent same relate directly to Company, Sellers corporate records, books of account, property interest documents, and all other documents reasonably requested by Purchaser and its managerial employees within thirty (30) days after Closing. Seller shall further cause the managerial and staff employees, of Seller to be available upon reasonable notice to answer questions of Purchaser's representatives concerning the Assets and Business of Company and shall further cause them to make available all relevant books and records in connection with such questions. If any questions or information requests of Purchaser shall require Seller to utilize outside counsel or consultants, Purchaser shall reimburse Seller for the reasonable costs and expenses of such utilization provided that Purchaser consents to such utilization.

         6.2 NOTICE TO PURCHASER. Seller will promptly notify Purchaser of the receipt (a) of any written notice or written claim or written threat of notice or claim of which Seller becomes aware relating to any default or breach by Company, or of any termination or cancellation, or written threat of termination or cancellation, of any of the Material Contracts (b) of any filed or threatened litigation against the Company or the Assets, or (c) any notice, order, or other correspondence received by Seller pertaining directly or indirectly to an actual or alleged violation of any Environmental Law.

         6.3 CONSENTS. Seller shall cooperate with purchaser and use commercially reasonable efforts to obtain any other consents to the transactions contemplated hereby.

         6.4 CONFIDENTIALITY. After the Closing Date, Seller shall not, directly or indirectly, use or provide to, or permit any affiliate, directly or indirectly, to use or provide any other person any nonpublic information concerning the Business or operations (financial or other) of Company, except, as on the advice of counsel, Seller is required in governmental filings or judicial, administrative or arbitration proceedings to provide said information. Seller may disclose information concerning the sale of Company and the consummation of the transactions contemplated herein to securities analysts, parties providing or proposing to provide financial accommodations to Seller, holders of Sellers' securities or prospective holders thereof and accounting, financial petroleum engineering or other consultants to Seller having a need to know any such information.

         6.5 PRE-CLOSING OPERATIONS. Seller shall be solely responsible for the Business of the Company prior to Closing, and shall undertake such measures as are ordinarilly required for the conduct of Business including, without limitation, the collection of revenues, payment of expenses, the preparation and filing of reports and the maintenance of accounting records, regardless of whether such measures are required before or after the Closing Date.

         6.6 COMPETITION. Until the expiration of two years from Closing, Seller, for itself or through any subsidiary, shall not engage, directly or indirectly, alone or in association with any other party in the provision of natural gas transportation service in the Commonwealth of Pennsylvania.

                                  ARTICLE VII.
                            COVENANTS OF PURCHASER

    Purchaser hereby covenants and agrees that:

         7.1 COOPERATION WITH SELLER. After Closing, Purchaser shall cooperate with Seller in providing Seller such additional information and explanation of any materials or matters relating to the Assets, provided such assistance is reasonably requested and Seller agrees to reimburse Purchaser for all out of pocket costs that Purchaser may reasonably incur pursuant to this paragraph.

         7.2 CHANGE OF NAME. Within thirty (30) days after the Effective Time, Purchaser will make filings with the offices of the Secretary of State in the State of Texas and the Commonwealth of Pennsylvania to change the name of Company to delete "Costilla" from the name, and thereafter shall refrain from using "Costilla" in the operation of the Company.

                                     ARTICLE VIII
                         CONDITIONS PRECEDENT TO THE CLOSING

         8.1. CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATION. The obligation of Purchaser to consummate the purchase of the Shares on the Closing Date is subject to the satisfaction (or waiver by Purchaser where permitted by applicable law) of the following conditions:

              a. RESOLUTIONS. Purchaser shall have received a certificate of a duly authorized officer of Seller, dated the Closing Date, setting forth the resolutions of the Board of Directors of Seller authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

              b. THIRD PARTY CONSENTS. The consents or waivers of those persons listed on Schedule 4.15 hereto to the sale of the Shares to Purchaser shall have been obtained, and signed copies thereof shall have been delivered to Purchaser except as agreed to by Seller and Purchaser.

              c. RESIGNATIONS. Seller shall have delivered resignations effective as of the Closing Date of all or directors of Company (the "Resignations"), and certified resolutions of Company effecting the removal of all incumbent officers of Company.

              d. TERMINATION OF CONTRACTS. Seller shall have delivered all written terminations of all consulting and vendor contracts identified in
Schedule 4.23.

         8.2. CONDITIONS PRECEDENT TO SELLER'S OBLIGATION. The obligation of Seller to consummate the sale, transfer and assignment to Purchaser of the Shares on the Closing Date is subject to the satisfaction (or waiver by Seller where permitted by applicable law) of the following conditions:

              a. RESOLUTIONS. Seller shall have received a certificate of a duly authorized officer of Purchaser, dated the Closing Date, setting forth the resolutions of the Board of Directors of Purchaser authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and certifying that such resolutions were duly adopted and have not been rescinded or amended as of the Closing Date.

                                   ARTICLE IX
                      INDEMNIFICATION AND RELATED MATTERS

         9.1  INDEMNIFICATION BY SELLER.  Subject to the provisions of this
Article IX, Seller agrees to indemnify, reimburse and hold Purchaser, Company, and their respective stockholders, directors, officers, employees, agents, consultants and affiliates (the "Purchaser Group") harmless from and against any and all damage, loss, cost, expense, obligation, claim or liability, including reasonable counsel fees and expenses of investigation, defending and prosecuting litigation (collectively the "Damages") suffered by the Purchaser Group as a result of, caused by, arising out of, or in any way related to:

              a. The breach of any of the representations and warranties made by Seller in this Agreement; PROVIDED, however, that with respect to representations and warranties made as of a specified date, it is understood that this Section 9.1(a) shall apply only to the breach of any such representations and warranties as of such specified date;

              b. The failure of Seller to comply in all material respects with any of the covenants contained in this Agreement which are required to be performed by Seller;

              c.   Any Taxes (i) for which Seller is responsible as provided in
Section 10.1; or (ii) related to a breach or inaccuracy of Section 4.12 or the breach of the covenants and agreements made by Seller in Article X.

              d. Legal actions, claims, lawsuits, penalties, fines, remediation costs and expenses relating to the environmental condition of the Assets resulting from acts, circumstances or omissions during the period prior to the Effective Time.

              e. the acquisition of the Shares of Company by Seller and its affiliates or pursuant to any agreements executed or delivered or any filings made in connection with such acquisition.

         9.2  INDEMNIFICATION BY PURCHASER.  Subject to the provisions of this
Article IX, Purchaser agrees to indemnify, reimburse and hold Seller and its stockholders. directors, officers, employees, agents, consultants and affiliates (the "Seller

Group") harmless from and against any and all Damages suffered by the Seller Group as a result of, caused by, arising out of or in any way relating to:

              a. The breach of any of the representations and warranties made by Purchaser in this Agreement; PROVIDED, however, with respect to representations and warranties made as of a specified date, it is understood that this Section 9.2(a) shall apply only to the breach of such representations and warranties as of such specified date;

              b. The failure of Purchaser to comply in all material respects with any of the covenants contained in this Agreement which are required to be performed by Purchaser; and

              c. Except for those matters for which Seller has agreed to indemnify the Purchaser Group the ownership and operation of the Assets after the Adjustment Time.

         9.3 DETERMINATION OF DAMAGES. In calculating any amounts payable to Purchaser pursuant to Section 9.1 hereof or payable to Seller pursuant to
Section 9.2 hereof, Seller or Purchaser, as the case may be, shall receive credit for any insurance recoveries; and no amount shall be included for Purchaser's or Seller's, as the case may be, special, consequential, or punitive damages.

         9.4 INDEPENDENT INDEMNIFICATION OBLIGATIONS. Each of the indemnities and hold harmless obligations set forth in this Agreement shall be separate and independent obligations of the party obligated and the beneficiary of the obligation shall be entitled to make a claim pursuant to any applicable indemnity obligation.

         9.5 LIMITATION ON INDEMNIFICATION LIABILITIES. The indemnifications in favor of Purchaser contained in Section 9.1 hereof and the indemnifications in favor of Seller contained in Section 9.2 hereof (a) shall not be effective unless (i) for any single claim that is asserted, the aggregate dollar amount of all Damages associated with any such claim exceeds $10,000 or (ii) for all asserted claims, the aggregate dollar amount of all Damages associated with all such claims exceeds $150,000 (in either case, the "Threshold Amount"). If Damages exceed the Threshold Amount, the party claiming indemnification shall be indemnified for all Damages including the initial amounts necessary to reach the Threshold Amount. Notwithstanding the foregoing or any other provision of this
Article IX, the respective liability of Purchaser or Seller to indemnify the other shall not exceed the Purchase Price.

         9.6 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS, INDEMNITIES AND AGREEMENTS. The representations, warranties, covenants, indemnities, and agreements made in this Agreement shall survive the Closing without limitation as to time except as follows:

              a. The representations and warranties made by Seller in Section 4 and the indemnity by Seller in Section 9.1(a) related to the foregoing representations and warranties, shall only survive the Closing for the following periods:

              (i) for claims related to acts, omissions or circumstances attributable to the period of time prior to the Effective Date two (2) years after the Closing Date;

              (ii) for claims that are based on fraud attributable to Seller whether or not attributable to the period prior to or after the Effective Date five (5) years after the Closing Date.

              b.   The representations and warranties made by Purchaser in
Section 5 and the indemnity by Purchaser in Section 9.2(a) related to the foregoing representations and warranties, shall only survive the Closing for the following periods:

              (i) for claims related to acts, omissions or circumstances attributable to the period of time after the Effective Date two (2) years after the Closing Date;

              (ii) for claims that are based on fraud attributable to Purchaser whether or not attributable to the period prior to or after the Effective Date five (5) years after the Closing Date.

         The parties hereto further agree that in order to assert a claim for indemnification pursuant to this Agreement for a breach of any representation, warranty, covenant or other agreement by the other party hereto, the party seeking indemnification must provide written notice of such claim pursuant to
Section 9.7 hereof within the time periods specified by such Section, if any.

         9.7 NOTICE OF INDEMNIFICATION. In the event any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted or discovered by any person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article IX, the party seeking indemnification (the "Indemnitee") shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the other party (the "Indemnitor"), and in the case of indemnity the survival of which is limited, prior to the expiration of the applicable period set forth in Section 9.6. Any notice of a claim by reason of any of the representations, warranties, covenants, or agreements contained in this Agreement shall state specifically the representation, warranty, covenant, or agreement with respect to which the claim is made, the facts giving rise to an alleged bass for the claim, and the amount of the liability asserted against the Indemnitor by reason of the claim.

         9.8 INDEMNIFICATION PROCEDURE FOR THIRD-PARTY CLAIMS. In the event of the initiation of any legal or administrative or other proceeding against an Indemnitee by a third party for which indemnification is sought pursuant to this
Article IX, the Indemnitor shall have the absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice, and to defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its expense. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. To the extent the indemnitor elects not to defend such proceeding, claim or demand, and the Indemnitee defends against or otherwise deals with any such proceeding, claim or demand, the Indemnitee may retain counsel, at the expense of the Indemnitor, and control the defense and settlement of such proceeding.

         9.9. EXCLUSIVE REMEDY. The exclusive remedy available to a party hereto in respect of the matters covered by Section 9.1 or Section 9.2 hereof shall be to proceed in the manner and subject to the limitations contained in this Article IX.

         9.10 BROKERS. Seller agrees to indemnify and hold Purchaser harmless from and against any and all liability to which Purchaser or Company may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement to the extent that such fee is attributable to any action undertaken by or on behalf of Seller. Purchaser agrees to indemnify and hold Seller harmless from and against any and all liability to which Seller may be subjected by reason of any broker's, finder's or similar fee with respect to the transactions contemplated by this Agreement.

                                   ARTICLE X
                                  TAX MATTERS

         10.1 SELLER'S PRE-CLOSING TAX LIABILITY. Seller shall be solely responsible for the payment of all Taxes payable with respect to Company attributable to any period ending on or before the Closing Date. Seller shall indemnify Purchaser from any such Taxes (including any interest and penalties thereon) in accordance with the provisions of Section 9.1. In the case of any such Taxes computed for a period that includes the Closing Date but that ends after the Closing Date, Seller shall be liable for no more than its share of such Taxes computed on a daily basis. Seller shall provide Purchaser for its review and concurrence draft copies of all applicable short year tax returns for the periods ending December 31, 1996 within ninety (90) days after the Closing Date.

         10.2 CLAIMS AND SUITS FOR REFUND. With respect to any pending or subsequently filed claim for refund by Company of the Taxes referenced in
Section 10.1, Purchaser agrees to notify Seller within ten days of such claim. Seller will retain complete discretion to prosecute or settle on behalf of Company each of such claims or suits at Seller's expense.

    Purchaser further agrees to provide Seller with all reasonable cooperation in obtaining such refunds (including the execution of appropriate powers of attorney) and to make the records and personnel of Company available to assist Seller or any counsel designated by Seller to prosecute any such claim or suit for refund.

    Except as otherwise provided in Section 1.4, in the event that any refund of Taxes for which Seller is responsible under this Agreement is received by Purchaser or Company, Purchaser will pay to Seller within fifteen days an amount equal to such refund plus any interest received on such refund, provided, however, that Purchaser shall retain any such refund to the extent it is attributable to the carryback of any item that arose in a period following the Closing.

         10.3 ASSISTANCE AND RECORDS. Purchaser shall provide Seller with assistance as Seller may reasonably request in connection with tax returns or administrative or judicial action proceedings involving Seller and Company.
Such assistance shall include making employees available to Seller and its counsel, providing additional information and explanation of any material to be provided, and furnishing relevant materials. Seller will retain complete discretion in conducting and resolving any audit or administrative or judicial proceeding relating to any Taxes with respect to periods ending on or before the Closing Date. Purchaser will notify Seller within five days of any such matter that could affect Seller's Tax liability. Purchaser will retain and, upon the request of Seller, provide any records or information that may be relevant to such matter. Seller agrees to reimburse Purchaser for all out of pocket costs that Purchaser may reasonably incur pursuant to this paragraph.

                                   ARTICLE XI
                                    EXPENSES

         11.1 REGULATORY EXPENSES. Purchaser shall be responsible for, and bear all costs related to preparing and prosecuting all filings, pleadings and applications to the Public Utility Commission of Pennsylvania the FERC and any other regulatory agency as may be required to receive such authorizations as are necessary to effectuate the terms of this Agreement.

         11.2 TRANSACTION EXPENSES. Each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, but not limited to fees and expenses of its counsel, accountants, brokers, and finders) and shall not be entitled to any reimbursement therefore from the other party, except as otherwise provided herein. Sales, use, and transfer taxes (excluding taxes on gross income, net income or gross receipts), as well as duties, levies or other governmental charges imposed with respect to transfers undertaken pursuant to this Agreement shall be shared equally by Buyer and Seller.

                                  ARTICLE XII
                            POST-CLOSING ASSISTANCE

         12.1 POST CLOSING ASSISTANCE. Purchaser may require certain services from Seller for up to 180 days after Closing. Purchaser and Seller may execute a separate service agreement which sets forth the services to be provided by Seller and the manner of compensation from Purchaser. The execution or non-execution of such service agreement shall not effect the obligations of the Purchaser and Seller to cooperate and exchange information under this Agreement.

                                  ARTICLE XIII
                                    GENERAL

         13.1 SPECIFIC PERFORMANCE. The parties hereto acknowledge that irreparable damage would result if this Agreement is not specifically enforced. Therefore, the rights and obligations of the parties under this Agreement, including, without limitation, their respective rights and obligations to sell and to purchase the Shares, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise if this Agreement shall be breached prior to the consummation of the transactions contemplated hereby.

         13.2 NOTICES. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or transmitted by telecopier, receipt acknowledge, or in the case of documented overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, on the date shown on the receipt therefor:

         a.   if to Purchaser:
         ERI Investments, Inc.
         911 Washington Street
         Wilmington, Delaware
         Attn: Treasurer
         Telecopy No.: (302) 428-1410

         with a copy to:
         Equitrans, L.P.
         3500 Park Lane
         Pittsburgh, PA 15071
         Attn: Frank H. Markle
         Telecopy No. (412) 553-6563

         b.   if to Seller:
         Costilla Energy, Inc.
         P. O. Box 10369
         Midland, TX 79702
         Attn: Henry G. Musselman
         Telecopy No. (915) 686-6081

         13.3 AMENDMENTS. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties, or conditions hereof may be haired only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

         13.4 ENTIRE AGREEMENT. This Agreement, including the schedules hereto, any written amendments to the foregoing satisfying the requirements of
Section 12.3 hereof, and the Confidentiality Agreement and Letter Agreement referred to in Section 5.3 hereof, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof, and supersede any previous agreements and understandings between the parties with respect to such matters.

         13.5 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, including, without limitation, successors and assigns to all or any portion of the Assets.

         13.6 HEADINGS. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         13.7 JURISDICTION: CONSENT TO SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA.

         13.8 EXPENSES. Whether or not the transactions contemplated hereby are consummated, the parties hereto shall pay their oven respective expenses.

         13.9 SEVERABILITY. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

         13.10 PUBLIC ANNOUNCEMENTS. Neither Seller (nor any of its affiliates) nor Purchaser (nor any of its affiliates) shall make any public statements, including, without limitation, any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other party (which consent may not be unreasonably withheld), except as may be required by law or listing agreements with national securities exchanges and then only after prior consultation with the other party.

         13.11  FURTHER ASSURANCES.  From and after the Closing Date,
Purchaser and Seller shall take such further action and execute any instruments and documents reasonably necessary to carry out the purposes of this Agreement or any document delivered or executed in connection with this Agreement.

         13.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which taken together shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, as of the date first written above.

                             COSTILLA ENERGY, INC.


                             By  /s/  HENRY G. MUSSELLMAN
                               ----------------------------------------
                             Name: Henry G. Musselman
                             Title:  Executive Vice President


                             ERI INVESTMENTS, INC.


                             By  /s/  JEFFREY C. SWOVELAND
                               ----------------------------------------
                             Name: Jeffrey C. Swoveland
                             Title:  President

                                  EXHIBIT "A"
                             ASSETS TO BE ACQUIRED

    The Assets conveyed and acquired herein consist of all of the following:

(a) that certain 8-inch approximately 122 mile pipeline extending from a point where the pipeline crosses the Airco Arroyo 20" nitrogen line southeast of the Ohio River near Midland, Pennsylvania, to a point of interconnection with Peoples Natural Gas near Hollidaysburg, Pennsylvania, including without limitation, the 4-inch lateral line extending from the 8-inch line to McKees Rocks, Pennsylvania in Allegheny County, all as shown on the map attached hereto as Exhibit "A-l" (the "Pipeline");

(b) all rights-of-way, servitudes and easements across, over and through properties which the Pipeline is located;

(c) all properties held in fee all surface leases and other real property rights and interests used or useful in, or incident to, the construction, ownership or operation of the Pipeline;

(d) all licenses, permits and approvals incident to, or used or useful in connection with the ownership, construction or operation of the Pipeline;

(e) all equipment, facilities buildings and other improvements, pipe, pipe racks, pumps, engines, compressors, separators, block valves, heaters, measurements and pigging facilities, tanks and other equipment, warehouse stocks of pipe, spare parts and all other personal property of every kind located on the properties herein conveyed, appurtenant thereto or used or useful in connection with the construction, ownership or operation of the Pipeline or any of the other Assets;

(f) any and all contractual rights, warranties and guarantees in favor of Seller which affect the ownership or operation of the Pipeline or any of the other assets herein conveyed;

(g) any and all files, books and records relating to the construction, ownership or operation of the Pipeline. including, without limitation all files pertaining to rights-of-way environmental compliance, construction, claims and causes of actions or governmental proceedings.

(h) the trade and business name "Three Rivers Pipeline" and derivatives thereof, together with all marks, logos and symbols relating thereto.